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                                                                      EXHIBIT 12

            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

                COMPUTATION OF RATIO OF MARGINS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

               FOR THE SIX MONTHS ENDED NOVEMBER 30, 1996 AND THE
              YEARS ENDED MAY 31, 1996, 1995, 1994, 1993 AND 1992

                                   NOVEMBER
                                      30,
                                     1996           1996           1995           1994           1993           1992
                                  -----------    -----------    -----------    -----------    -----------    -----------
Net margins before
  extraordinary loss...........    $  26,423      $   50,621     $   45,212     $   33,188     $   41,648     $   45,553
Add: Fixed charges.............      229,749         426,079        361,338        263,230        265,412        314,863
                                  -----------    -----------    -----------    -----------    -----------    -----------
Margins available for fixed
  charges......................    $ 256,172      $  476,700     $  406,550     $  296,418     $  307,060     $  360,416
                                   =========        ========       ========       ========       ========       ========
Fixed charges:
  Interest on all debt
     (including amortization of
     discount and issuance
     costs)....................    $ 229,749      $  426,079     $  361,338     $  263,230     $  265,412     $  314,863
                                  -----------    -----------    -----------    -----------    -----------    -----------
          Total fixed
            charges............    $ 229,749      $  426,079     $  361,338     $  263,230     $  265,412     $  314,863
                                   =========        ========       ========       ========       ========       ========
Ratio of margins to fixed
  charges......................         1.12            1.12           1.13           1.13           1.16           1.14
                                   =========        ========       ========       ========       ========       ========